Exhibit 4.2

Bilaga 7 C

March, 2005

POINTSEC MOBILE TECHNOLOGIES INC.

2005 STOCK OPTION PLAN

POINTSEC MOBILE TECHNOLOGIES INC., 2005 STOCK OPTION PLAN

                    Pointsec Mobile Technologies Inc., a California corporation (the “Company”), hereby adopts the Pointsec Mobile Technologies Inc., 2005 Stock Option Plan (the “Plan”);

                    WHEREAS, Pointsec Mobile Technologies AB, company registration No. 556575-7415, (the “Parent”), a Swedish limited liability company, owns all of the issued and outstanding stock in the Company;

                    WHEREAS, Protect Data AB (publ), company registration No. 556315-8541, (“PDAB”), a Swedish limited liability company which is quoted on the Stockholm Stock Exchange, owns all of the issued and outstanding stock in the Parent;

                    WHEREAS, a general meeting of PDAB has resolved to implement an incentive program which, inter alia, covers employees and other service providers connected with the Company;

                    WHEREAS, in order to attract and retain qualified officers, directors, employees, consultants and other service providers in the USA (the “Service Providers”) - each of whom, at the time an Option is granted, does not own stock representing more than fifty percent of the total combined voting power of all classes of stock of the Company, or of its Parent, or of PDAB, or of a subsidiary of the foregoing as of the time the Option is granted (a “Major Shareholder”) - PDAB, the Parent and the Company have determined that it is necessary to adopt a compensatory stock option plan; and

                    WHEREAS, in order to adopt the equivalent of a stock option plan under Swedish law, the Company has entered into a contract with PDAB whereby the Company will acquire options to be issued by PDAB (the “Options”) to acquire 150,000 shares of PDAB and has agreed to adopt the Plan and grant the Options, which may be treated as incentive stock options or nonqualified stock options, to Service Providers of the Company thereunder (the General Agreement relating to the Options hereinafter the “General Agreement”).

                    NOW, THEREFORE, the terms and conditions of the Plan shall be as follows:

                    1. Purpose of Plan. The purpose of the Plan is to advance the interests of the Company, the Parent, PDAB and the shareholders of PDAB by enabling the Company to attract and retain qualified directors, officers, employees, consultants and other service providers by providing them with an opportunity for investment in shares of PDAB through the granting of Options (incentive stock options or nonqualified stock options). The Options that may be granted hereunder represent the right by the grantee thereof (each an “Optionee”) to acquire shares of PDAB (the “Shares”) always subject to the terms and conditions of this Plan and the terms of the Options as set out in “Conditions for Protect Data AB’s (publ) Options 2005/2011” (the “Option Conditions” which are set out in free translation from the original Swedish language in an exhibit annexed hereto) as well as a written stock option agreement between the Company and the Optionee setting forth certain special conditions for the Optionees (a “Stock Option Agreement”).

                    2. Duration of Plan. This Plan shall commence on the date the Plan is approved by the Company and its shareholders (the Parent), and PDAB and its shareholders. This Plan shall remain in effect to and including 31 December 2015 or such earlier day as the Company decides in accordance with Section 12 of the Plan. However, no Options shall be granted after 31 December 2015. All Options subject to this Plan must be purchased or acquired pursuant to the provisions of this Plan and the Stock Option Agreement.

                    3. Eligibility. The Company may, always subject to PDAB’s approval as set out in the General Agreement grant Options (incentive stock options or nonqualified stock options) under this Plan only to (i) persons who, at the time of such grant, are directors, officers, or employees of the Company and (ii) persons who at the time of such grant, are independent contractors, consultants or advisers of the Company (which persons shall not already be, direct or indirect, Major Shareholders) (hereinafter collectively, “Eligible Participants”). No person or entity will be an Eligible Participant following his, her or its Termination of Eligibility Status (as defined in Section 13 below), no Option may be granted to any person or entity other than an Eligible Participant and no incentive stock option may be granted to a person who is not an employee.

                    4. Option Pool. In no event will the Company grant Options entitling the Eligible Participants to purchase, in the aggregate, more than 150,000 Shares, which correspond to the maximum number of Options to be acquired by the Company from PDAB under its issue in accordance with the Option Conditions and the General Agreement, provided that PDAB shall have the right to increase the number to a total of 300,000 Shares, provided such increase is resolved upon or approved by the Company and its shareholders (the Parent) and the Parent’s shareholders (PDAB). The Options to purchase Shares may represent options which have not been issued heretofore or may be reacquired options. However, Shares that have actually been issued under the Plan, upon exercise of an Option, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if the Shares are repurchased by the Company or by a third party designated by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

                    If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an option exchange program adopted by the Administrator, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated).

                    5. Administration. (a) General. This Plan and Options granted pursuant to the Plan will be administered and interpreted by the Company’s Board of Directors (the “Board”), or by a committee consisting of two or more members of the Board, appointed by the Board for such purpose (the Board, or such committee, referred to herein as the “Administrator”). Subject to the expressed terms and conditions hereof and of the General Agreement (which conditions, inter alia, provide that PDAB shall have the right to approve a granting of Options), the Administrator is authorized to (i) select the Eligible Participants to whom Options will be granted from time to time hereunder, including the number and type (i.e., incentive stock options and non-qualified options), (ii) determine the strike price for acquiring Shares under the Options (the “Strike Price”) etc. for Options to be granted to each Eligible Participant, (iii) determine the dates on, or as the case may be the periods during which Option Exercise Subscriptions (as defined in Section 7 hereof) will be remitted to the appropriate government offices in Sweden for compliance with the administrative registration procedures of the Swedish Companies Registration Office (Bolagsverket), which dates (periods) are expected to be determined to four times each year, (iv) determine acceptable forms of payment, (v) determine the procedures for the Company’s (or, for this purpose, a designated third party’s) repurchase of unvested Shares upon termination of employment etc, (vi) approve forms of agreement for use under the Plan, (vii) reduce the Strike Price of any Option to the then current Fair Market Value if the Fair Market Value of the Shares covered by such Option has declined since the date the Option was granted, (viii) initiate an option exchange program whereby outstanding Options are exchanged for options with a lower strike price, (ix) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws. PDAB shall be informed of, from time to time, the name of those selected and the number of Options granted to each person and Options that have been returned to the Company due to events under Section 13.

                    (b) Effects of Administrator’s Decision. Subject to the terms and conditions of the General Agreement, all decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.

                    (c) Exercisability of Options. The Administrator is authorized to specify the extent to which any Option will be “Exercisable” (i.e., meaning that the right to exercise the Option has commenced) and the conditions (e.g., the passage of time or the occurrence of events) that must be satisfied prior to such Option becoming Exercisable. Non-Exercisable Options may not be exercised by an Optionee. No Options, which are intended to be treated as incentive stock options, shall be Exercisable after the expiration of ten years from the date such options are granted. Furthermore, no Options, which are intended to be treated as incentive stock options, shall be Exercisable a) after the expiration of five years from the date such options are granted or b) at a Strike Price of less than 110% as specified in Section 6(b), should the Optionee own more than ten percent of the total combined voting power of all classes of stock of the Company, or of its Parent, or of PDAB, or of a subsidiary of the foregoing as of the time the option is granted (a “Ten Percent Shareholder”).

                    If the aggregate fair market value for the Shares (which shall be deemed equal to the closing price of the Shares on the Stockholm Stock Exchange (the “Fair Market Value”)), with respect to which Options, intended to be treated as incentive stock options, are Exercisable for the first time by an Optionee during any calendar year, exceeds USD 100,000 (under all plans of the Company, or of its Parent, or of PDAB, or of a subsidiary of the foregoing), a part of such Options will be treated as nonqualified stock options, i.e., the part that does not meet such USD 100,000 limit. For purposes of this Section 5(c), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time of grant of the Option and in USD at the applicable exchange rate on said grant date.

                    (d) Vesting of Shares. In addition, the Administrator is authorized, by way of contract between the Company and the Optionee, to provide for vesting restrictions regarding Shares acquired pursuant to exercise of Options (i.e., confer upon the Company, or a third party designated by the Company, a right to repurchase certain Shares), as provided for in Section 6(e) below.

                    6. Terms and Conditions of Stock Option Agreements. In addition to the terms set out in the Option Conditions, the following terms and conditions will be deemed to apply to each Option as if expressly set forth in the Option Conditions, unless otherwise expressly provided in a Stock Option Agreement (i.e., the following terms and conditions may be changed in individual cases) based on the Administrator’s determination pursuant to Sections 5 and 12 of this Plan.

                    (a) ISOs. No Option will be treated as an incentive stock option (an “ISO”) for United States income tax purposes unless treatment as an ISO is expressly provided for in a Stock Option Agreement and such Option satisfies the conditions of Section 422 (b) of the U.S. Internal Revenue Code.

                    (b) ISO Strike Price. For Options intended to be treated as ISO’s, the Strike Price shall, upon granting of Options, be assessed in Swedish Kronor to the greater of the following:

(i) xx:xx Swedish Kronor; or

(ii) the Fair Market Value of the Shares on the day the Option is granted (or in the case of a Ten Percent Shareholder, 110% of such Fair Market Value).

                    (c) Non-ISO Strike Price. For Options not intended to be treated as an ISO, the Strike Price shall, upon granting of Options, be assessed in Swedish Kronor to the greater of the following:

                              (i) xx:xx Swedish Kronor; or

(ii) a minimum of 85% of the Fair Market Value of the Shares on the day the Option is granted (or in the case of a Ten Percent Shareholder, 110% of such Fair Market Value).

                    (d) Exercisability of Options. Initially the Options will not be Exercisable (i.e., meaning that the right to exercise the Option is not presently allowed). Parts of the Options granted will, subject to Section 5(c) above, become Exercisable, giving the Optionee the right to acquire Shares under the Option Conditions, the Stock Option Agreement and this Plan, according to the following:

          (i) subject PDAB and the Parent and its respective subsidiaries make a profit according to a consolidated income statement (the details of which will be provided for in the individual Stock Option Agreement); and

          (ii) subject the Optionee meets certain requirements (the details of which will be provided for in the individual Stock Option Agreement), provided, however, that, except in the case of Options granted to officers and directors and consultants, Options shall become exercisable at a rate of no less than 20% per year over five (5) years from the date the Options are granted, only on a pro rata basis upon the close of each full calendar month over the next 36 full calendar months following the date the Administrator has decided to grant Options to an Eligible Participant (i.e., l/36th upon the close of each full calendar month). Options that are not Exercisable upon a Termination of Eligibility Status or, upon termination of this Plan, cannot be exercised and will, therefore, be forfeited by the Optionee and automatically become the property of the Company. However, the Administrator in its sole and absolute discretion, pursuant to Section 5, shall have the authority in individual cases to provide for the immediate or alternative Exercisability of all, or any part of, Options granted. Additional Exercisability of the Options granted will also be suspended or postponed during any period while the Optionee is on leave or absent from the Company, as determined by the Administrator. The Company will after each twelve months period deliver certificates regarding Options which have become Exercisable during the foregoing twelve months period in accordance with the Exercisability provisions set forth in this Plan and the Stock Option Agreement.

                    (e) Company’s Right to Repurchase Shares Acquired under Options. Upon Termination of Eligibility Status, the Company may provide for, in a Stock Option Agreement, a right to repurchase Shares (for itself or a third party as designated by the Company), acquired pursuant to exercise of Options, as follows (subject always to Swedish law, according to which such repurchase of Shares is allowed only in certain cases):

                    If the Optionee’s Termination of Eligibility Status is the result of a Termination for Cause, the Company (or a third party as designated by the Company) shall have a right to repurchase Shares for a consideration corresponding to the Strike Price paid for the Shares.

                    (f) Grace Periods. Regardless of what has been stated in the Option Conditions regarding the exercise period, following a Termination of Eligibility Status (i) the grace period, i.e., the maximum period following any Termination of Eligibility Status during which Options, which are Exercisable, may be exercised by an Optionee (“Grace Period”), will be 30 days, unless the Termination of Eligibility Status is a result of the death (in which case the option may be exercised by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance) or Disability of the Optionee; (ii) the Grace Period will be six months if the Termination of Eligibility Status is the result of the death or Disability of the Optionee; and (iii) there will be no Grace Period, if the Termination of Eligibility Status is the result of a Termination for Cause (as defined in Section 13, below) of an Optionee. For purposes of this Plan, “Disability” shall have the same meaning as defined in Section 22(e)(3) of the Internal Revenue Code of 1986.

                    (g) Compliance with Law. Notwithstanding any other provision of this Plan, Options may be granted pursuant to this Plan only after and on the condition that there has been compliance with all applicable federal and state securities laws. The Company, the Parent or PDAB will not be required to list, register or qualify any Shares upon any securities exchange, under any applicable state, federal or foreign law or regulation, or with the USA Securities and Exchange Commission or any state agency, or secure the consent or approval of any governmental regulatory authority.

                    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

                    (h) Share Certificates. Certificates representing the Shares acquired pursuant to an Option will not be issued, but record of ownership will be kept by VPC AB (a Swedish limited liability company which is authorized as a Securities Register Center) in accordance with the procedures applicable from time to time for all Shares of PDAB. The Company undertakes to inform a subscriber of Shares in writing upon registration of the Shares in VPC AB’s register.

                    (i) Expiration. Unless the Administrator provides to the contrary at the time of grant, Options that are Exercisable according to this Plan and the Stock Option Agreement will expire at the earlier of (i) May 13, 2011, or (ii) at the end of the Grace Period set out in Section 6(f) following a Termination of Eligibility Status.

                    7. Exercise Procedures. (a) Options that comprise Exercisable Options may be exercised by the Optionee in accordance with the procedures established in the Option Conditions and this Section 7; provided, however, that the Company and PDAB will consider such option exercises an “Option Exercise Subscription” until remitted to, accepted and effected by the appropriate government offices in Sweden for compliance with the administrative registration procedures of the Swedish Companies Registration Office (Bolagsverket) or in accordance with the powers granted to the Administrator under Section 5(iii) of this Plan. Such procedures may be satisfied by the Optionee providing written notice of intention to exercise (the “Notice of Exercise”) to the Company in such form as are attached as Exhibit A hereto or otherwise may be specified by the Administrator and along with such other representations and agreements as may be required by the Company, but in any event stating: (i) the Optionee’s intention to exercise the Options and to subscribe for the Shares; (ii) the date of exercise; (iii) the number of full Shares to be subscribed for, which number will not be less than 100 Shares (irrespective of any measures enumerated in Section 8 below that may be taken regarding the Shares), or, if less, all of the remaining Shares subject to the Options; and (iv) form of payment of the Strike Price. The Notice of Exercise shall be signed by the person or persons exercising the Option. In the event that the Option is being exercised by the representative of the Optionee, the Notice of Exercise shall be accompanied by proof satisfactory to the Company of the representative’s right to exercise the Option. The Notice of Exercise shall be accompanied by full payment of the Strike Price for the number of Shares to be purchased, in Swedish Kronor, and in cash or by check made payable to the Company for forwarding (in full or in part) to PDAB, or by delivery of such other form of payment (if any) as approved by the Administrator at the time of grant or exercise in a particular case.

                    (b) To the extent required by applicable federal, state, local or foreign law, and as a condition to the exercise of Option(s), the Optionee will make arrangements satisfactory to the Company and PDAB for the payment of any applicable tax withholding liability that may arise by reason of or in connection with such exercise.

                    (c) After receiving a proper Notice of Exercise and payment of the Strike Price, assessed pursuant to Section 6(b) and Section 6(c) above, said Option Exercise Subscription will be transferred by the Company to PDAB along with an amount in Swedish Kronor corresponding to at least (i) the aggregate nominal value of the Shares to be issued (expectedly four times each year, cp. Section 5(a)(iii) above), and (ii) the subscription price according to the Option Conditions. After receipt of such Notice of Exercise and such amount, PDAB will arrange for the issuance of the Shares to the Optionee in the manner set forth in the Option Conditions and subject to the administrative registration procedure necessary with the Swedish Companies Registration Office (Bolagsverket).

                    8. Adjustments in Authorized Shares, Etc. Under the Option Conditions, the number of Shares subject to the Options and/or the subscription price may be adjusted as a result of a (i) bonus issue of shares, (ii) consolidation or reclassification of shares, (iii) shares split, (iv) new preferential issue of shares for cash, (v) preferential issue of convertible debt or of debentures with attached warrants, (vi) directed offer to the shareholders, (vii) extraordinary cash dividends, or (viii) reduction of the share capital. In light of the above, the Strike Price and the number of Shares subject to the Options shall be recalculated correspondingly hereto. The conversion of any convertible securities of the Company or of its Parent or of PDAB shall not be deemed to have been “effected without receipt of consideration” and, thus, does not entail a recalculation according to the above. Adjustments or recalculations according to the above shall be made, as the case may be, by the Board of the Company or PDAB, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment or recalculation by reason thereof shall be made with respect to, the number or price of the Shares subject to an Option.

                    9. Transferability of Options. Unless determined otherwise by the Administrator, Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee, only by the Optionee. If the Administrator in its sole discretion makes an Option transferable, such Option may only be transferred by (i) instrument to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the Optionee, or (ii) gift to a member of Optionee’s immediate family (as such term is defined in Rule 16a-1(e) of the Securities Exchange Act of 1934, as amended). In addition, any transferable Option shall contain additional terms and conditions as the Administrator deems appropriate. After exercise of the Options the Optionee undertakes not to transfer the Shares acquired until after a period of one year and provided always that the Company is satisfied that such transfer complies in all respects with the requirements imposed by applicable USA state and federal securities laws and regulations.

                    10. Rights of Participants. Nothing in the Plan shall interfere with or limit in any way the right of the Company, the Parent or PDAB to terminate any Eligible Participant’s employment or service at any time, with or without cause. No Eligible Participant shall have the right to be selected to receive an award under this Plan, or, having been selected, to be selected to receive a future award hereunder.

                    11. No Shareholder Rights. No rights or privileges of a shareholder in PDAB are conferred by reason of the granting of an Option. No Optionee will become a shareholder in PDAB unless and until the Options have been properly exercised and Shares issued. Once the Option is exercised, the purchaser shall have rights equivalent to those of a shareholder and shall be a shareholder when his or her purchase is entered upon the records of the VPC AB in accordance with the procedures applicable from time to time for all Shares in PDAB. Adjustments for a dividend or other rights afforded to the Shares shall be made in accordance with the provisions contained in the Option Conditions.

                    12. Amendment or Termination. The Board, in its sole discretion, may, subject to the Parent’s and PDAB’s approval and if required by US or Swedish laws, and subject to the approval of the Parent and PDAB, alter, amend or terminate this Plan, or any part hereof, at any time and for any reason. However, neither the amendment, suspension, nor termination of the Plan shall, without the consent of the Eligible Participant, alter or impair any rights or obligations under any award theretofore granted. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

                    13. Termination of Eligibility Status. For purposes of this Plan, the phrase “Termination of Eligibility Status” means (i) in the case of any employee of the Company, a termination of his or her employment, whether by the employee or employer, and whether voluntary or involuntary, including without limitation as a result of the death or disability of the employee, (ii) in the case of any advisor, consultant, or independent contractor of the Company, the termination of the services relationship pursuant to any contract between the parties, whether by such service provider or the Company, and whether voluntary or involuntary, including without limitation as a result of the death or disability of the service provider, or otherwise under applicable law, and (iii) in the case of any director of the Company, the death or resignation by the director or his or her removal from the board in the manner provided by the articles of incorporation, bylaws or other organic instruments of the Company or the Parent or any subsidiaries of the foregoing or otherwise in accordance with applicable law. For purposes of this Plan, the phrase “Termination for Cause” means (i) in the case of an Optionee who is an employee of the Company, a termination by the employer of the Optionee’s employment for “cause” as defined by applicable law, by any contract of employment, or the Stock Option Agreement or if not defined therein, pursuant to the “For Cause Standard” set forth below, (ii) in the case of an Optionee who is an advisor, consultant or independent contractor to the Company, a termination of the services relationship by the hiring party for “cause” or breach of contract, as defined by applicable law, by any contract between the parties or the Stock Option Agreement, or if not defined therein, pursuant to the “For Cause Standard” set forth below, and (iii) in the case of an Optionee who is a director of the Company, removal of him or her from the board of directors by action of the shareholders or, if permitted by applicable law and the articles, bylaws or other organic documents of the Company or pursuant to applicable law, by the other directors pursuant to the For Cause Standard. The “For Cause Standard” shall mean a good faith determination of the board of directors (or of the Company’s shareholders if so required, but in either case excluding the vote of the subject individual if he or she is a director or a shareholder) that the Optionee has engaged in any acts which breach any fiduciary duty to the Company, the Parent, PDAB or their shareholders, or in any acts involving dishonesty or moral turpitude or in any acts that materially and adversely affect the business, affairs or reputation of the Company, the Parent or PDAB.

                    14. Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                    15. Governing Law and Jurisdiction. The Plan and all awards hereunder, shall be construed in accordance with and governed by the laws of Sweden. Disputes arising from these Options shall be finally settled by arbitration according to the simplified rules of the Arbitration Institute of Stockholm Chamber of Commerce, which means, inter alia, that one (1) arbitrator shall settle the dispute. The arbitration shall take place in Stockholm. The language before the arbitration tribunal shall be Swedish.

                    16. Copies of Plan. A copy of this Plan will be delivered to each Optionee at or before the time he, she or it executes a Stock Option Agreement.

                    17. Exchange Rates. In the event that it is necessary or convenient for Company or Optionee purposes to apply an exchange rate between different currencies, the exchange rate shall be determined by the Administrator using such publicly available indices as it shall select in its reasonable discretion.

                    18. Investment Representations. As a condition to the exercise of an Option, the Administrator may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company or PDAB, such a representation is required (cf. Exhibit B). Optionee shall acknowledge that Optionee has received, read and understood the Plan, the Stock Option Agreement and the Option Conditions and shall agree to abide by and be bound by their terms and conditions. Optionee shall acknowledge that the Company and PDAB are under no obligation to register the Securities and that, accordingly, a prospectus (as defined under the Securities Act of 1933, as amended) has not been and will not be prepared and delivered to the Optionee.

                    19. Information to Optionees and Purchasers. The Company or PDAB shall provide to each individuals who acquired Shares pursuant to the Plan, not less frequently than annually during the period such Optionee or purchaser has one or more Options outstanding, and, in the case of an individual who acquires Shares pursuant to the Plan, during the period such individual owns such Shares, copies of annual financial statements for PDAB. The Company or PDAB shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information. The Company and PDAB shall not be required to provide any reports or information, whether financial or otherwise, to the Optionees, except as required by applicable laws.

This Plan has been adopted by the Company and its shareholders (the Parent) on the 5 April, 2005 after approval by the Parent, PDAB and its shareholders.

April 5th, 2005

POINTSEC MOBILE TECHNOLOGIES INC.

By: Peter Larsson	By: Thomas Bill

By: Thomas Blitz